EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2022, with respect to the financial statements of Dermata Therapeutics, Inc. (formerly Dermata Therapeutics, LLC) as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), included in the Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

August 26, 2022